Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Poage Bankshares, Inc. of our report dated March 28, 2014 relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of Poage Bankshares, Inc. for the transitional year ended December 31, 2013.

/s/ Crowe Horwath LLP

Louisville, Kentucky

March 28, 2014